EXHIBIT 5
[Letterhead of ROPES & GRAY LLP]
July 28, 2006
Forrester Research, Inc.
400 Technology Square
Cambridge, Massachusetts 02139
Ladies and Gentlemen:
This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 4,800,000 shares of Common Stock, $0.01 par value (the “Shares”), of Forrester Research, Inc., a Delaware corporation (the “Company”). The Shares are issuable under the Forrester Research, Inc. 2006 Equity Incentive Plan and the Forrester Research, Inc. 2006 Stock Option Plan for Directors (the “Plans”).
We are familiar with the actions taken by the Company in connection with the adoption of the Plans. For purposes of this opinion, we have examined or relied upon such documents, records, certificates and other instruments as we have deemed necessary, including the Registration Statement and the Plans. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution, and the reported cases interpreting those laws.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP